Exhibit 99.1

THE WALT DISNEY COMPANY BOARD NAMES JAMES P. GORMAN AS CHAIRMAN, EFFECTIVE JANUARY 2, 2025
He Will Succeed Mark G. Parker, Who Is Departing After Nine Years of Service on the Disney Board
Gorman Provides Update on Succession Planning Process, Says Board Plans to Announce Disney’s Next CEO in Early 2026

BURBANK, Calif., October 21, 2024 – The Walt Disney Company (NYSE: DIS) Board of Directors (the “Board”) has named James P. Gorman as Chairman of the Board, effective January 2, 2025. He will succeed Mark G. Parker, who is departing the Disney Board on January 2 after nine years of service.
Gorman is Executive Chairman of Morgan Stanley and, as previously announced, will be stepping down from that role on December 31, 2024. He is currently Chair of the Disney Board’s Succession Planning Committee, which is working to identify and prepare the next chief executive officer of The Walt Disney Company.
“James Gorman is an esteemed leader who has become an invaluable voice on the Disney Board since joining earlier this year, and I am extremely pleased that he has agreed to assume the role of Chairman upon my departure. Drawing on his vast experience, James is expertly guiding the extensive search process for a new CEO, which remains a top priority for the Board,” said Parker, who is Executive Chairman of NIKE, Inc. “As I prepare to leave the Board to focus on other areas of my work, I am proud of Disney’s renewed position of strength and excited for the company’s future, and I want to thank my fellow directors, Bob Iger and his exemplary management team for their continued strong leadership and dedication.”
“The Disney Board has benefited tremendously from James Gorman’s expertise and guidance, and we are lucky to have him as our next Chairman – particularly as the Board continues to move forward with the succession process,” Iger said. “I’m extremely grateful to Mark Parker for his many years of Board service and leadership, which have been so valuable to this company and its shareholders, and to me as CEO.”
“I am honored and humbled to have the opportunity to serve as Disney’s Chairman at this important moment in the company’s history,” Gorman said. “In the short time I have had the opportunity to work with Mark, I have come to appreciate and deeply respect his authentic leadership, humility and intelligence. I know all Directors join me in saying we have been honored to serve with him as the Chairman of the Board.”

“A critical priority before us is to appoint a new CEO, which we now expect to announce in early 2026. This timing reflects the progress the Succession Planning Committee and the Board are making, and will allow ample time for a successful transition before the conclusion of Bob Iger’s contract in December 2026,” Gorman said.
About the Succession Planning Committee
The Board’s Succession Planning Committee is chaired by Gorman and includes directors Mary T. Barra and Calvin R. McDonald, as well as Parker until his departure. The Committee and the full Board continue to undertake a deliberate and thoughtful succession planning process, including evaluation of transition structures and organizational frameworks, and planning for potential impacts of succession decisions across the Company. The Committee met six times in fiscal 2024, consistently engaging with the full Board on the substance of the decisions to be made. The Board discussed succession planning at each of its regularly scheduled meetings in fiscal 2024. The Committee and Board continue to review internal candidates and external candidates.
About James P. Gorman
James P. Gorman is Executive Chairman of Morgan Stanley and has announced that he will be ceding this role in December 2024. Previously, Gorman served as Morgan Stanley’s Chief Executive Officer from 2010 to 2023 and Chairman from 2012 to 2023. He joined the firm in 2006 and was named Co-President in 2007. Before joining Morgan Stanley, Gorman held executive positions at Merrill Lynch and was a senior partner at McKinsey & Co. He serves as a Director of the Council on Foreign Relations and is a member of the Business Council. He formerly served as a Director of the Federal Reserve Bank of New York and President of the Federal Advisory Council to the U.S. Federal Reserve Board. Gorman has been a Director of the Company since 2024.
About The Walt Disney Company
The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise that includes three business segments: Entertainment, Sports and Experiences. Disney is a Dow 30 company and had annual revenue of $88.9 billion in its Fiscal Year 2023.
Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, regarding changes to the Board of Directors, succession, governance and other statements that are not historical in nature. Any information that is not historical in nature included in this release is subject to change.

These statements are made on the basis of views and assumptions regarding future events as of the time the statements are made. The Company does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including changes to the Board of Directors and business or governance decisions, as well as from developments beyond the Company’s control, including the factors set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 and subsequent filings with the Securities and Exchange Commission.

Contacts:
David Jefferson
Corporate Communications
david.j.jefferson@disney.com
(818) 560-4832

Kelvin Liu
Corporate Communications
kelvin.liu@disney.com
(818) 560-3117